Execution Copy
FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 31st day of August, 2015, by and among EAGLE CAPITAL APPRECIATION FUND, EAGLE GROWTH & INCOME FUND, AND EAGLE SERIES TRUST (each, a “Trust” and collectively, the “Trusts” or the “Eagle Family of Funds”), each a Massachusetts business trust, having its principal office and place of business at 880 Carillon Parkway, St. Petersburg, Florida 33716,  and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, each Trust is each an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, each Trust desires to retain USBFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each series listed in Exhibit A, together with all other series subsequently established by a Trust and made subject to this Agreement, and in the case of a Trust that does not currently issue shares of beneficial interest in separate series, the Trust itself, are herein referred to as a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

Each Trust hereby appoints USBFS as fund accountant of each of its Fund(s) on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, provided, however, that in the event any  additional services and duties materially increase the services and duties of USBFS hereunder, the parties agree to amend this Agreement to reflect such increased services and duties. Except as contemplated hereby, no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to each Fund:

A.	Portfolio Accounting Services:

Execution Copy
(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)
For each valuation date, obtain prices and currency exchange rates from  pricing sources approved by the board of trustees of each Trust (the “Board of Trustees”) and calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)
On a daily basis, reconcile cash and investment balances of the Fund with the Fund’s custodian and provide the Fund’s investment adviser with the beginning cash balance available for investment purposes upon request.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the applicable Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the applicable Trust.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the applicable Trust.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

Execution Copy
(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)
Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)	Maintain a general ledger and other accounts, books, and financial records for the Fund.

(4)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(5)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)	Communicate to the applicable Trust, at an agreed upon time, the per share net asset value of the Fund for each valuation date.

(7)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(8)	Prepare monthly security transactions listings.

(9)	Calculate monthly book basis 19a-1 disclosure percentages including any necessary restatements.

D.	Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the applicable Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

Execution Copy

E.	Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the applicable Trust, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the applicable Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

(4)
Cooperate with the applicable Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights

A.
The valuation information and evaluations being provided to each Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  Each Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets, reporting to the Trust’s affiliates and parent company, and reporting to regulatory bodies (the “License”).  The Trusts do not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  A Trust’s right to use the Data cannot be passed to or shared with any other entity.

Each Trust acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

Execution Copy
C.
USBFS may stop supplying some or all Data to a Trust if USBFS’ suppliers terminate any agreement to provide Data to USBFS.  Also, USBFS may stop supplying some or all Data to a Trust if USBFS reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Trust.  USBFS will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

D.
USBFS represents and warrants to each Trust that the services and/or Data and the Trust’s use of the services and/or Data does not and shall not infringe upon any intellectual property rights of any third party, and there is currently no actual or threatened suit against USBFS by any third party based on an alleged violation of such intellectual property rights. This warranty shall survive the expiration or termination of this Agreement.

4.	Pricing of Securities

A.
For each valuation date, USBFS shall obtain prices and currency exchange rates from pricing sources recommended by USBFS and approved by the Board of Trustees and calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If a Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All pricing changes made by a Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that a Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) Evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) Methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect.

Execution Copy
5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees of a Trust that affects accounting practices and procedures under this Agreement shall be effective upon written notice received by USBFS.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trusts under this Agreement.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time by written consent of the parties to this Agreement).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  Each Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  Each Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if it is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any.

8.	Representations and Warranties

A.	Each Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

Execution Copy

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to each Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall at all times act in good faith and exercise reasonable care and due diligence in the performance of its duties under this Agreement.  Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trusts or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ reasonable control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement or its suppliers’ bad faith, negligence, or willful misconduct.  Notwithstanding any other provision of this Agreement, if USBFS acted in good faith and exercised reasonable care and due diligence in the performance of its duties under this Agreement, each Trust shall indemnify and hold harmless USBFS and its suppliers from and against any and all third party claims, demands, losses, expenses, and liabilities (including reasonable attorneys’ fees and costs) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by its Board of Trustees, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement or its suppliers’ bad faith, negligence, or willful misconduct.  This indemnity shall be a continuing obligation of each Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

Execution Copy
Each Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  Each Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold each Trust harmless from and against any and all third party claims, demands, losses, expenses, and liabilities (including reasonable attorneys' fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of or related to any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, or from any allegations that the services or Data provided by USBFS misappropriated, infringes and/or violates and/or the Trust’s use of the services or Data provided by USBFS in accordance with the terms of this Agreement constitutes a misappropriation infringement and/or violation of any intellectual property right of any party.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Eagle Family of Funds’ trustees, officers and employees.

Execution Copy
In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trusts shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trusts, at such times as the Trusts may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.  In the event of a failure or delay, USBFS shall not discriminate against any Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.  USBFS shall promptly notify the Fund upon discovery of any administrative error.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such) or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure of transportation or power supply.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

Execution Copy

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for any Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Notification of Error

Each Trust will notify USBFS of any errors or omissions of which the Trust has knowledge, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by USBFS to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

Each Trust or its agent shall furnish to USBFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to the Trusts and prior, present, or potential shareholders of the Trusts (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the applicable Trust, including any approvals necessary under Regulation S-P from Fund shareholders, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that to the extent permitted by law, USBFS shall provide the applicable Trust notice prior to such disclosure, or (iii) when so requested by a Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from a Trust or its agent, shall not be subject to this paragraph.

Execution Copy

Further, USBFS will adhere to the privacy policies adopted by the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trusts and their shareholders. USBFS further acknowledges that the records and information related to the Trusts and their shareholders may contain personal data, the use of which data is subject to various Privacy Laws, including all state, federal, and international laws and regulations and state, federal, and national government agency orders and decrees to which the Trusts may be subject (“Privacy Laws”). USBFS shall in good faith execute any and all agreements that the Trusts are required to have USBFS execute in order that the Trusts may comply with any Privacy Laws. If USBFS’s use (whether directly or indirectly) of the data is contrary to any Privacy Law, or contrary to any of the restrictions set forth in this Agreement, the Trusts shall have the right to (i) terminate this Agreement for cause if such breach has not been cured within five (5) days of receipt by USBFS of written notice, and (ii) pursue any other legal and equitable remedies.

B.
Each Trust on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to each Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the applicable Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the applicable Trust or its designee on and in accordance with its request.

14.	Compliance with Laws

Each Trust has and retains primary responsibility for all compliance matters relating to its Fund(s), including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information. USBFS’ services hereunder shall not relieve a Trust of its responsibilities for assuring such compliance or the Trust’s Board of Trustee’s oversight responsibility with respect thereto. The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by each Trust as expressly contemplated hereby. USBFS represents warrants and agrees that it shall identify the impact of changes in its regulatory requirements on its ability to deliver the services and perform its obligations under the Agreement. USBFS shall notify the Trusts of such USBFS regulatory requirements within ten (10) days after it learns of the enactment of any such USBFS regulatory requirements and shall work with the Trusts to identify the impact of such changes on how the Trusts use the services or on how USBFS delivers the services. The Trusts and USBFS shall promptly make any resulting modifications to the Services as reasonably necessary as a result of changes in such USBFS regulatory requirements. USBFS shall comply with changes to all USBFS regulatory requirements and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such USBFS regulatory requirements. All costs associated with identification and compliance with USBFS regulatory requirements shall be borne by USBFS.

Execution Copy

15.	Term of Agreement; Amendment

A.
This Agreement shall become effective as of the date first written above and will continue in effect for a period of seven (7) years. However, this Agreement may be terminated as to a Trust or a Fund by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

B.
Notwithstanding the foregoing, this Agreement may be terminated by either party as to a Trust or a Fund upon the breach by the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trusts, and authorized or approved by the Boards of Trustees.

C.
A Trust may terminate this Agreement as to a Trust or a Fund with thirty (30) days prior written notice to USBFS without penalty in the event that a regulatory body, including a self-regulatory body (i.e. FINRA, SEC) determines that the services provided under the Agreement do not comply with the laws, rules, regulations, findings or guidelines of such regulatory or self-regulatory body (“Regulatory Issue”) and USBFS determines that it cannot make modifications or enhancements to the applicable services within a commercially reasonable period to resolve any such Regulatory Issue. A terminating Trust may provide USBFS with all written documentation from any such regulatory or self-regulatory body related to any such determination along with the termination notice. If a Trust terminates this Agreement as to a Trust or a Fund based on a Regulatory Issue, notwithstanding anything to the contrary in the Agreement, the Trust will not be responsible for any payments under Section 16 of this Agreement as to the Trust, or, in the event of the termination of a Fund, as to the terminated Fund.

D.
Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case the Trusts shall not be obligated to pay an early termination fee under Section 16(a) of this Agreement): (i) the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure; or (ii) the relevant federal or state authority withdrawing its authorization of either party.

Execution Copy

16.	Early Termination

In the absence of a termination by a Trust for USBFS’ material breach of this Agreement (Section 15(B)), or termination because of a Regulatory Issue (Section 15(C)), or a Trust’s termination pursuant to Section 15(D), should a Trust elect to otherwise terminate this Agreement as to the Trust or a Fund prior to the end of the initial seven year term, the Trust, as to the Trust or the Fund, agrees to pay the following fees:

a.	all monthly fees through the end of the initial seven year term, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to a successor service provider, as agreed upon by both parties;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider, as agreed upon by both parties;
d.	all reasonable and documented out-of-pocket costs associated with a-c above.

17.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’ duties or responsibilities hereunder is designated by a Trust by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

18.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by a Trust without the written consent of USBFS, or by USBFS without the written consent of the Trusts accompanied by the authorization or approval of each Trust’s Board of Trustees.

Execution Copy

19.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

Execution Copy

and notice to the Trusts shall be sent to:

Eagle Family of Funds
c/o Eagle Asset Management, Inc.
880 Carillon Parkway
Saint Petersburg, FL 33716

24.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

25.	Trust and Shareholder Liability

USBFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of each Trust and agrees that obligations assumed by a Trust and/or Fund pursuant to this Agreement shall be limited in all cases to that Trust and/or Fund and its assets, and if the liability relates to one or more Trusts and/or Funds, the obligations hereunder shall be limited to the respective assets of those Trusts and/or Funds. USBFS further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Trust and/or Fund, nor from the Trustees, any individual Trustee of a Trust or any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefore.

26.	Security Breach Procedures.

For purposes of this section, the term “Security Breach” shall mean (i) any act or omission that materially compromises either the security, confidentiality or integrity of personal information or the physical, technical, administrative or organizational safeguards put in place by USBFS (or any authorized persons) that relate to the protection of the security, confidentiality or integrity of personal information, or (ii) receipt of a complaint in relation to the privacy practices of USBFS (or any authorized persons) or a breach or alleged breach of this Agreement relating to such privacy practices. USBFS shall: (i) notify a Trust of a Security Breach as soon as practicable, but no later than twenty-four (24) hours after USBFS becomes aware of it; and (ii) notify a Trust of any Security Breaches by and with a copy by e-mail to USBFS’ primary business contact within the Trust. Immediately following USBFS’ notification to a Trust of a Security Breach, the parties shall coordinate with each other to investigate the Security Breach. USBFS agrees to cooperate with the Trust in the Trust’s handling of the matter, including, without limitation: (i) assisting with any investigation; (ii) providing the Trust with physical access to the facilities and operations affected; (iii) facilitating interviews with USBFS’ employees and others involved in the matter; and (iv) making available all relevant records, logs, files, data reporting and other materials required to comply with applicable law, regulation, industry standards or as otherwise reasonably required by the Trust. USBFS shall immediately remedy any Security Breach and prevent any further Security Breach at USBFS’ expense in accordance with applicable privacy rights, laws, regulations and standards. USBFS shall reimburse a Trust for actual costs incurred by the Trust in responding to, and mitigating damages caused by, any Security Breach, including all costs of notice and/or remediation pursuant to this paragraph.

Execution Copy

27.	Insurance.

USBFS shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by USBFS under this Agreement. Upon the Trusts’ reasonable request, USBFS shall furnish to the Trusts a summary of the applicable insurance coverage.

[Signatures on the following page]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

EAGLE CAPITAL APPRECIATION FUND
EAGLE GROWTH & INCOME FUND
EAGLE SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Richard J. Rossi	By:	/s/ Michael R. McVoy

Name: Richard J. Rossi		Name: Michael R. McVoy

Title: Co-Chief Operating Officer		Title: Executive Vice President

Execution Copy

Exhibit A
to the
Fund Accounting Servicing Agreement

Separate Trusts of the Eagle Family of Funds and Series Thereof, if Any

Name of Trust:

Eagle Capital Appreciation Fund

Eagle Growth & Income Fund

Eagle Series Trust
Name of Series:
Eagle Investment Grade Bond Fund
Eagle International Stock Fund
Eagle Mid Cap Growth Fund
Eagle Mid Cap Stock Fund
Eagle Smaller Company Fund
Eagle Small Cap Growth Fund
Eagle Tax-Exempt Bond Fund

Execution Copy

Exhibit B to the Fund Accounting Servicing Agreement - Fee Schedule at August 31, 2015

Annual Fund Accounting Fee Based Upon Average Net Assets Per Fund Complex*

[ ] basis point on the first $[ ]
[ ] basis point on the next $[ ]
[ ] basis point on the balance

Minimum annual fee: $[ ] per [ ] fund complex

Pricing Services**
▪	$[ ] - Domestic Equities, Options, ADRs
▪	$[ ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Securities
▪	$[ ] - Bank Loans
▪	$[ ] - Credit Default Swaps
▪	$[ ] - Swaptions, Index Swaps
▪	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action & Manual Pricing Services
▪	$[ ] /Foreign Equity Security per Month for Corporate Action Service
▪	$[ ] /Domestic Equity Security per Month for Corporate Action Service
▪	$[ ] /Month Manual Security Pricing (>[ ] /day)

Fair Value Services (Charged at the Complex Level)**
▪	$[ ] on the First [ ] Securities
▪	$[ ] on the Balance of Securities

Chief Compliance Officer Support Fee (Fund Complex)*
▪	$[ ] /year

Out-Of-Pocket Expenses
Including but not limited to factor services, SWIFT processing, and customized reporting.

Additional Services
Master/Feeder structures and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.